Exhibit 99.1

LIMITED BRANDS REPORTS JULY SALES

Columbus, Ohio (August 5, 2004) — Limited Brands (NYSE: LTD) reported flat comparable store sales for the four weeks ended July 31, 2004 compared to the four weeks ended August 2, 2003. Net sales were $575.3 million compared to sales of $563.2 million last year.

The Company reported a comparable store sales increase of 9% for the second quarter ended July 31, 2004. Net sales for the second quarter were $2.211 billion, an increase of 10% compared to sales of $2.014 billion last year. Comparable store sales increased 8% for the year-to-date period and net sales were $4.189 billion compared to sales of $3.856 billion last year.

Leslie H. Wexner, Chairman and Chief Executive Officer, stated: “I am very pleased with the sales jump of 10% and the tactical and strategic progress made by each of our brands in the second quarter.”

To hear further commentary provided on Limited Brands’ prerecorded July sales message, call 1-800-337-6551, followed by the passcode LTD (583), or log onto www.Limitedbrands.com for an audio replay. The Company will report second quarter earnings on Thursday, August 19th at 8:00 a.m. EDT.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Bath & Body Works, Express, Express Men’s, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 3,836 specialty stores. Victoria’s Secret products are also available through the catalogue and www.VictoriasSecret.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this press release or the July sales call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or the July sales call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions;

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com

the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production; availability of suitable store locations on appropriate terms and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The forward-looking information provided in this press release or the July sales call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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For further information, please contact:

Tom Katzenmeyer

Senior Vice President, Investor, Media and Community Relations

Limited Brands

614-415-7076

www.Limitedbrands.com

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com

LIMITED BRANDS

JULY 2004

Comparable Store Sales Increase (Decrease):

	July 2004	July 2003	Second Quarter 2004	Second Quarter 2003	Year-to- Date 2004	Year-to- Date 2003
Victoria’s Secret Stores	6%	8%	7%	6%	11%	4%
Bath & Body Works	(4)%	5%	20%	4%	14%	1%
Express	(5)%	(1)%	3%	1%	2%	(1)%
Limited Stores	(3)%	(14)%	(2)%	(4)%	(1)%	(4)%
Total Apparel	(5)%	(4)%	2%	0%	1%	(1)%
Limited Brands	0%	2%	9%	3%	8%	1%

Total Sales (Millions):

	Second Quarter 2004	Second Quarter 2003	Year-to-date 2004	Year-to-date 2003
Victoria’s Secret Stores	$726.3	$669.0	$1,374.9	$1,230.8
Victoria’s Secret Direct	296.8	260.3	557.0	489.8

Total Victoria’s Secret	$1,023.1	$929.3	$1,931.9	$1,720.6
Bath & Body Works	$470.4	$393.3	$812.3	$714.7
Express	$464.7	$454.7	$924.8	$927.2
Limited Stores	127.7	134.2	267.6	277.3

Total Apparel	$592.4	$588.9	$1,192.4	$1,204.5
Total Other	$125.0	$102.6	$252.4	$216.6

Limited Brands	$2,210.9	$2,014.1	$4,189.0	$3,856.4

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com

Total Stores:

	Stores Operating at 1/31/04	Year-to-date		Express Integration (see note)	Stores Operating at 7/31/04
		Opened	Closed
Victoria’s Secret Stores	1,009	3	(12)	—	1,000
Bath & Body Works	1,604	4	(22)	—	1,586
Express Women	562	—	(7)	(43)	512
Express Men’s	290	—	(41)	—	249
Express Dual Gender	104	6	—	43	153

Total Express	956	6	(48)	—	914
Limited Stores	341	—	(6)	—	335

Total Apparel	1,297	6	(54)	—	1,249
Henri Bendel	1	—	—	—	1

Total Limited Brands	3,911	13	(88)	—	3,836

Note: “Express Integration” represents conversion of Express Women and/or Express Men stores to Express dual gender stores.

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com